EXHIBIT 3

EXECUTION COPY

SHAREHOLDERS AGREEMENT

by and among

STAR BULK CARRIERS CORP.

and

THE SHAREHOLDERS NAMED HEREIN

Dated as of July 11, 2014

TABLE OF CONTENTS

i

TABLE OF CONTENTS
(Continued)

Page

SCHEDULES

Schedule I	Existing Oaktree Shareholders
Schedule II	New Oaktree Shareholders
Schedule III	Board Composition
Schedule IV	Existing Arrangements with Pappas Investors
Schedule V	Board Nominee Criteria

EXHIBITS

Exhibit A	Form of Joinder

ii

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT, dated as of July 11, 2014 (this “Agreement”), by and among Star Bulk Carriers Corp., a Marshall Islands corporation (together with any successors thereof, the “Company”), the Existing Oaktree Shareholders listed on Schedule I attached hereto, the New Oaktree Shareholders listed on Schedule II attached hereto and any other Person joined hereto from time to time as an Oaktree Shareholder in accordance with the terms hereof.  Capitalized terms used herein shall have the respective meanings set forth in Article I.

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of June 16, 2014 (the “Merger Agreement”), by and among the Company, Millennia Limited Liability Company, a Marshall Islands limited liability company (“Millennia”), Oaktree OBS Holdings LLC, a Marshall Islands limited liability company (“OBS Holdings”), Star Synergy LLC, a Marshall Islands limited liability company and a wholly-owned subsidiary of the Company (“Oaktree Holdco Merger Sub”), Star Omas LLC, a Marshall Islands limited liability company and a wholly-owned subsidiary of the Company (“Millennia Holdco Merger Sub”), and certain other parties named therein, on the date hereof, (a) Millennia merged with and into Millennia Holdco Merger Sub, with Millennia Holdco Merger Sub continuing as the surviving company, and (b) OBS Holdings merged with and into Oaktree Holdco Merger Sub, with Oaktree Holdco Merger Sub continuing as the surviving company (clauses (a) and (b), collectively, the “Merger”).

WHEREAS, as of the date hereof, after giving effect to the transactions contemplated by the Merger Agreement (including the Merger), each of the Existing Oaktree Shareholders and New Oaktree Shareholders will hold the number of Common Shares set forth opposite such Shareholder’s name on Schedule I and Schedule II, respectively.

WHEREAS, the parties wish to enter into this Agreement to reflect certain agreements with respect to the Company and the Common Shares.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1           Certain Definitions.  Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings given to them below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” for purposes of this definition means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“beneficial owner” means a “beneficial owner”, as such term is defined in Rule 13d-3 under the Exchange Act; “beneficially own”, “beneficial ownership” and related terms shall have the correlative meanings.

“Board” means the Board of Directors of the Company.

“Change of Control Transaction” means (a) any acquisition, in one or more related transactions, by any Person or Group, whether by transfer of Equity Securities, merger, consolidation, amalgamation, recapitalization or equity sale (including a sale of securities by the Company) or otherwise, which has the effect of the direct or indirect acquisition by such Person or Group of the Majority Voting Power in the Company; or (b) any acquisition by any Person or Group directly or indirectly, in one or more related transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries (which may include, for the avoidance of doubt, the sale or issuance of Equity Securities of one or more Subsidiaries of the Company).

“Charter” means the Third Amended and Restated Articles of Incorporation of the Company, dated as of October 12, 2012, as the same may be amended and/or restated from time to time.

“Class A” means the class of Directors whose term will expire at the first annual meeting of the Shareholders following the date hereof.

“Class B” means the class of Directors whose term will expire at the second annual meeting of the Shareholders following the date hereof.

“Class C” means the class of Directors whose term will expire at the third annual meeting of the Shareholders following the date hereof.

“Common Shares” means the shares of common stock, par value $0.01 per share, of the Company, or any other capital stock of the Company or any other Person into which such stock is reclassified or reconstituted (whether by merger, consolidation or otherwise) (as adjusted for any stock splits, stock dividends, subdivisions, recapitalizations and the like).

“Contested Election” means an election of Directors to the Board where one or more members of the slate of nominees put forward by the Nominating and Corporate Governance Committee is being opposed by one or more competing nominees.

“Director” means any of the individuals elected or appointed to serve on the Board.

“Disinterested Director Approval” means, with respect to any transaction or conduct requiring such approval pursuant to this Agreement, the approval of a majority of the Disinterested Directors with respect to such transaction or conduct (and the quorum requirements set forth in the Charter or bylaws of the Company shall be reduced to exclude any Directors that are not Disinterested Directors for purposes of such approval).

“Disinterested Directors” means any Directors who (a) are not Oaktree Designees and (b) do not have any material business, financial or familial relationship with a party (other than the Company or its Subsidiaries) to the transaction or conduct that is the subject of the approval being sought. Notwithstanding the foregoing, Petros Pappas shall not constitute an Oaktree Designee (other than solely for purposes of Section 2.3, including Section 2.3(a)(i), Section 4.2 and Section 4.3), and the agreements and relationships set forth on Schedule IV shall not disqualify Petros Pappas or other Pappas Investors from constituting a Disinterested Director for purposes of this Agreement (except to the extent (x) the applicable conduct or transaction being approved relates to the container or tanker joint ventures referenced therein and (y) Petros Pappas or such other Pappas Investor continues to have a business or financial interest therein).

“Equity Securities” means, with respect to any entity, all forms of equity securities in such entity or any successor of such entity (however designated, whether voting or non-voting), all securities convertible into or exchangeable or exercisable for such equity securities, and all warrants, options or other rights to purchase or acquire from such entity or any successor of such entity, such equity securities, or securities convertible into or exchangeable or exercisable for such equity securities, including, with respect to the Company, the Common Shares and Preferred Shares.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Matter” includes each of the following:

(a)
any vote of the Shareholders in connection with a Change of Control Transaction with an Unaffiliated Buyer; provided, however, that if the Oaktree Shareholders or their Affiliates are voting in support of such Change of Control Transaction, then such vote shall constitute an Excluded Matter only if such Change of Control Transaction has received the Disinterested Director Approval; and

(b)
any vote of the Shareholders in connection with (i) an amendment of the Charter or bylaws of the Company or (ii) the dissolution of the Company; provided, however, that if the Oaktree Shareholders or their Affiliates are voting in support of such matter in either case, then such vote shall constitute an Excluded Matter only if such matter has received the Disinterested Director Approval.

“Existing Oaktree Shareholders” means the Persons listed on Schedule I attached hereto, and the term “Existing Oaktree Shareholder” means any such Person.

“Governmental Authority” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority (including NASDAQ), agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Law” means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

“Majority Voting Power” means, with respect to any Person, either (a) the power to elect or direct the election of a majority of the board of directors or other similar body of such Person or (b) direct or indirect beneficial ownership of Equity Securities representing more than 39% of the Voting Securities of such Person.

“NASDAQ” means The Nasdaq Stock Market, Inc. or other stock exchange or securities market on which the Common Shares are at any time listed or quoted.

“New Oaktree Shareholders” means the Persons listed on Schedule II attached hereto, and the term “New Oaktree Shareholder” means any such Person.

 “Oaktree Shareholders” means, collectively, the Existing Oaktree Shareholders, the New Oaktree Shareholders and any Affiliates of such Persons that become Oaktree Shareholders pursuant to a transfer or other acquisition of Equity Securities of the Company in accordance with the terms of this Agreement, and the term “Oaktree Shareholder” means any such Person.

“Order” means any award, injunction, judgment, decree, order, ruling, assessment, writ or verdict, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

“Other Large Holder” means, with respect to any matter in which the Shareholders are entitled to vote or consent, any Person or Group that is not an Oaktree Shareholder, an Affiliate of an Oaktree Shareholder or a Group that includes any of the foregoing; provided, however, that if the Oaktree Shareholders, on the one hand, and the Pappas Investors, on the other hand, are entitled to vote on or consent to such matter and a majority of the Voting Securities held by the Pappas Investors are voting on or consenting to such matter in the same manner as a majority of the Voting Securities held by the Oaktree Shareholders (i.e., both portions of Voting Securities are “for” or both portions of Voting Securities are “against”), then an “Other Large Holder” shall mean any Person or Group that is not an Oaktree Shareholder, a Pappas Investor, an Affiliate of either of the foregoing or a Group that includes any of the foregoing.

“Other Large Holder Effective Voting Percentage” means, with respect to an Other Large Holder as of the record date for the determination of Shareholders entitled to vote or consent to any matter, the ratio (expressed as a percentage) of (a) the sum of (i) the number of Voting Securities of the Company beneficially owned by such Other Large Holder as of such record date, plus (ii) the product of (x) the excess (if any) of the number of Voting Securities of the Company beneficially owned in the aggregate by the Oaktree Shareholders and their Affiliates as of such record date, over the number of Voting Securities of the Company that is equal to the product of the total number of Voting Securities of the Company outstanding as of such record date, multiplied by the Voting Cap Percentage applicable with respect to such matter, multiplied by (y) a percentage equal to (I) the number of Voting Securities of the Company beneficially owned by such Other Large Holder as of such record date, divided by (II) the number of Voting Securities of the Company beneficially owned by all Shareholders (other than the Oaktree Shareholders and their Affiliates) as of such record date and with respect to which a vote was cast or consent given (for or against) in respect of such matter, divided by (b) the total number of Voting Securities of the Company outstanding as of such record date.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

“Preferred Shares” means the shares of preferred stock, par value $0.01 per share, of the Company, or any other capital stock of the Company or any other Person into which such stock is reclassified or reconstituted (whether by merger, consolidation or otherwise) (as adjusted for any stock splits, stock dividends, subdivisions, recapitalizations and the like).

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933.

“Shareholders” means the holders of Voting Securities of the Company, and the term “Shareholder” means any such Person.

“Subsidiary” means, with respect to any specified Person, (a) any corporation or company more than 50% of whose voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

“Unaffiliated Buyer” means any Person other than (a) an Oaktree Shareholder, (b) an Affiliate of an Oaktree Shareholder, (c) any Person or Group in which an Oaktree Shareholder and/or any of its Affiliates has, at the applicable time of determination, Equity Securities of at least $100 million (whether or not such Person or Group is deemed to be an Affiliate of an Oaktree Shareholder) (provided that this clause (c) shall not be applicable for purposes of Section 4.2 hereof) and (d) a Group that includes any of the foregoing.

“Voting Cap” means, as of any date of determination, the number of Voting Securities of the Company equal to the product of (a) the total number of outstanding Voting Securities of the Company as of such date multiplied by (b) the Voting Cap Percentage as of such date.

“Voting Cap Maximum” means, as of any date of determination, a percentage equal to the Other Large Holder Effective Voting Percentage as of such date multiplied by 110%; provided, that if the Voting Cap Percentage obtained by applying such Voting Cap

Maximum would exceed 39%, then the Voting Cap Maximum shall equal the greater of (a) the sum of the Other Large Holder Effective Voting Percentage as of such date plus 1% and (b) 39%.

“Voting Cap Percentage” means 33%; provided, however, that if as of the record date for the determination of Shareholders entitled to vote or consent to any matter, an Other Large Holder beneficially owns greater than 15% of the outstanding Voting Securities of the Company (the “Voting Cap Threshold”), then, subject to the next proviso, for every 1% of outstanding Voting Securities of the Company beneficially owned by such Other Large Holder in excess of the Voting Cap Threshold, the Voting Cap Percentage shall be increased by 2%; provided further, however, that the Voting Cap Percentage shall not exceed a percentage equal to the Voting Cap Maximum as of such record date.  For the avoidance of doubt, if multiple Other Large Holders beneficially own more than 15% of the outstanding Voting Securities of the Company, the Voting Cap Percentage shall be adjusted in relation to that Other Large Holder having the greatest beneficial ownership of Voting Securities of the Company.

“Voting Securities” means, with respect to any entity as of any date, all forms of Equity Securities in such entity or any successor of such entity with voting rights as of such date, other than any such Equity Securities held in treasury by such entity or any successor or Subsidiary thereof, including, with respect to the Company, Common Shares and Preferred Shares (in each case to the extent (a) entitled to voting rights and (b) issued and outstanding and not held in treasury by the Company or owned by Subsidiaries of the Company).

Section 1.2           Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Audit Committee	2.4
Buyout Transaction	4.2(b)
Company	Preamble
Compensation Committee	2.4
Merger	Recitals
Merger Agreement	Recitals
Millennia	Recitals
Millennia Holdco Merger Sub	Recitals
Nominating and Corporate Governance Committee	2.4
Oaktree Designee	2.3
Oaktree Holdco Merger Sub	Recitals
OBS Holdings	Recitals
Pappas Investors	5.4
Pappas Shareholders Agreement	5.2(b)
Specified Activity	5.2(b)

Section 1.3           Interpretation.  Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a)          The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

(b)          When a reference is made in this Agreement to an Article or a Section, paragraph, Exhibit or Schedule, such reference shall be to an Article or a Section, paragraph, Exhibit or Schedule hereof unless otherwise clearly indicated to the contrary.

(c)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d)          The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)          The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(f)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(g)          A reference to “$,” “U.S. dollars” or “dollars” shall mean the legal tender of the United States of America.

(h)          A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

(i)          The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto).  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(j)          Unless otherwise expressly provided herein, any agreement, instrument, statute or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or Laws) by succession of comparable successor statutes or Laws and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1           General. From and after the execution and delivery of this Agreement, each Oaktree Shareholder shall (and shall cause its Affiliates to) vote its Voting Securities at any meeting of Shareholders or in any written consent executed in lieu of such a meeting of Shareholders, in either case upon any matter submitted to a vote of the Shareholders in such a manner as to implement the terms of this Agreement.

Section 2.2           Board Size; Initial Composition.  On and after the date hereof, the Board shall consist of nine Directors.  Effective as of the date hereof, the Company and the Board (including any committee thereof) have taken, or caused to be taken, the following actions:

(a)          increase the size of the Board from six Directors to nine Directors; and

(b)         appoint each individual set forth on Schedule III attached hereto under the heading “Board of Directors – Oaktree Designees” to serve as a Class A Director, Class B Director or Class C Director, as applicable, until such Director’s successor is elected and qualified or until such Director’s death, resignation or removal.

Section 2.3           Election of Certain Directors.  The rights of the Oaktree Shareholders to nominate Directors (each such nominee, including the individuals set forth on Schedule III hereto under the heading “Board of Directors – Oaktree Designees” that are appointed on the date hereof, an “Oaktree Designee”) at each meeting of the Shareholders at which Directors are elected after the date hereof shall be as follows:

(a)          For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 40% or more of the outstanding Voting Securities of the Company, the Oaktree Shareholders shall be entitled to nominate four (but in no event more than four) Directors. Furthermore, during any period in which the Oaktree Shareholders are entitled to nominate four Directors pursuant to this Section 2.3(a):  (i) if Mr. Petros Pappas is then serving as Chief Executive Officer and as a Director of the Company, the Oaktree Shareholders shall be entitled to nominate only three Directors and Mr. Petros Pappas shall automatically be deemed to be the fourth Oaktree Designee for the purposes of this Section 2.3; and (ii) at least one of the Oaktree Designees shall not be a citizen or resident of the United States solely to the extent that (x) at least one of the Directors (other than the Oaktree Designees) is a United States citizen or resident and (y) as a result of the foregoing clause (x), the Company would not qualify as a “foreign private issuer” under Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act if such Oaktree Designee is a citizen or resident of the United States.

(b)         For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 25% or more, but less than 40%, of the outstanding Voting Securities of the Company, the Oaktree Shareholders shall be entitled to nominate three Directors.

(c)          For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 15% or more, but less than 25%, of the outstanding Voting Securities of the Company, the Oaktree Shareholders shall be entitled to nominate two Directors.

(d)          For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 5% or more, but less than 15%, of the outstanding Voting Securities of the Company, the Oaktree Shareholders shall be entitled to nominate one Director.

For so long as the Oaktree Shareholders are entitled to nominate at least one Director, each of the Company and the Nominating and Corporate Governance Committee shall (A) include the Oaktree Designees nominated pursuant to this Section 2.3 as nominees to the Board on each slate of nominees for election of the Board proposed by the Company, with the remaining nominees in such slate selected by the Nominating and Corporate Governance Committee, (B) recommend the election of such nominees to the Shareholders and (C) without limiting the foregoing, use a level of efforts to cause such Oaktree Designees to be elected to the Board that is consistent with the level of efforts it is using to cause the remaining nominees in such slate to be elected to the Board.

Section 2.4           Right to Delegate; Committees.  The Company shall establish and maintain committees of the Board including an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”), as well as such other Board committees as the Board deems appropriate from time to time or as may be required by applicable Law or applicable NASDAQ rules.  The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement and shall be composed as follows:

(a)          The Audit Committee shall consist of at least three Directors, with the number of members determined by the Board; provided, however, that for so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 15% or more of the outstanding Voting Securities of the Company, (i) the Audit Committee shall consist of three Directors and (ii) the Oaktree Shareholders shall be entitled to include one Oaktree Designee on the Audit Committee to the extent such Oaktree Designee satisfies the qualifications for audit committee members required by applicable Laws and applicable NASDAQ rules.

(b)          The Compensation Committee shall consist of at least three Directors, with the number of members determined by the Board; provided, however, that for so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 15% or more of the outstanding Voting Securities of the Company, (i) the Compensation Committee shall consist of three Directors and (ii) the Oaktree Shareholders shall be entitled to include one Oaktree Designee on the Compensation Committee to the extent such Oaktree Designee satisfies the qualifications for compensation committee members required by applicable Law and applicable NASDAQ rules.

(c)          The Nominating and Corporate Governance Committee shall consist of at least three Directors, with the number of members determined by the Board; provided, however, that for so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own 15% or more of the outstanding Voting Securities of the Company, (i) the Nominating and Corporate Governance Committee shall consist of three Directors and (ii) the Oaktree Shareholders shall be entitled to include one Oaktree Designee on the Nominating and Corporate Governance Committee to the extent such Oaktree Designee satisfies the qualifications for nominating and corporate governance committee members required by applicable Law and applicable NASDAQ rules.

(d)          The Board shall appoint individual(s) selected by the Nominating and Corporate Governance Committee to fill the positions on the committees of the Board that are not required to be filled by Oaktree Designees.

(e)          Notwithstanding the foregoing, the Board shall, only to the extent necessary to comply with applicable Law and applicable NASDAQ rules, modify the composition of any such committee to the extent required to comply with such applicable Law and applicable NASDAQ rules.  If any vacant Director position on any committee of the Board results from the Oaktree Shareholders no longer being entitled to nominate Directors, then such vacant position shall be filled by the Board in accordance with the last sentence of Section 2.6.

(f)          Each Oaktree Designee shall meet the reasonable and customary criteria required of nominees to the Board by the Nominating and Corporate Governance Committee, a description of which is set forth on Schedule V hereto; provided, however, that the independence, citizenship and residency requirements of the Oaktree Designees shall be limited to the requirements (if any) expressly set forth in Section 2.3.

Section 2.5           Compliance and Removal.  Directors shall serve until their resignation or removal or until their successors are nominated and appointed or elected; provided, that if the number of Directors that the Oaktree Shareholders are entitled to nominate pursuant to Section 2.3 is reduced by one or more Directors, then the Oaktree Shareholders shall, within 5 business days, cause such number of Oaktree Designees then serving on the Board to resign from the Board as is necessary so that the remaining number of Oaktree Designees then serving on the Board is less than or equal to the number of Directors that the Oaktree Shareholders are then entitled to nominate; provided, further, that such resignation shall not be required if a majority of the Directors then in office (other than the Oaktree Designees) provides written notification to the Oaktree Shareholders within such 5 business day period that such resignation shall not be required.  The qualifications of each Person selected as an Oaktree Designee shall satisfy any qualifications required by applicable Law, NASDAQ rules or other regulations; provided, that the independence, citizenship and residency requirements of the Oaktree Designees shall be limited to the requirements (if any) expressly set forth in Section 2.3.  The Oaktree Shareholders shall cause any Oaktree Designee then serving as a Director to resign from the Board, or from service on any committee of the Board, if at any time the qualifications of such Director shall fail to satisfy any qualifications required by applicable Law, NASDAQ rules or other regulations for service on the Board or such committee, respectively, and such vacancy shall be filled by the Board in accordance with Section 2.6.

Section 2.6           Vacancies.  If any Oaktree Designee serving as a Director dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office, then the Oaktree Shareholders shall be entitled to nominate a successor to such Director (to the extent the number of Oaktree Designees is less than the number of Oaktree Designees they are entitled to appoint to the Board pursuant to Section 2.3 hereof).  The Company shall take all actions necessary in order to ensure that such successor is appointed or elected to the Board as promptly as practicable.  If the Oaktree Shareholders are not entitled to participate in the nomination of any vacant Director position(s), the Company and the Board shall fill such vacant Director position(s) with an individual(s) selected by the Nominating and Corporate Governance Committee.

Section 2.7           Expense Reimbursement.  The Company shall reimburse each Director for all reasonably necessary costs and expenses (including travel expenses) incurred in connection with such Director’s attendance and participation at meetings of the Board, or any committee thereof, in accordance with the Company’s policies.

ARTICLE III

VOTING LIMITATIONS; CONSENT RIGHTS

Section 3.1           Proportional Voting.

(a)          From and after the date hereof and through and including the date of termination of this Agreement in accordance with Section 6.1, except as set forth in Section 3.1(b) and except with respect to any Excluded Matter, at any meeting of the Shareholders, the Oaktree Shareholders shall (and shall cause their Affiliates to) vote, or cause to be voted, or exercise their rights to consent (or cause their rights to consent to be exercised) with respect to, all Voting Securities of the Company beneficially owned by them (and which are entitled to vote on such matter) in excess of the Voting Cap as of the record date for the determination of Shareholders entitled to vote or consent to such matter, with respect to each matter on which Shareholders are entitled to vote or consent, in the same proportion (for or against) as the Voting Securities of the Company that are beneficially owned by Shareholders (other than an Oaktree Shareholder, any of its Affiliates or any Group which includes any of the foregoing) are voted or consents are given with respect to each such matter.  For the avoidance of doubt, except as set forth in Section 3.1(b), the Oaktree Shareholders and their Affiliates shall retain the right to vote in their sole discretion (i) on any matter, the Voting Securities of the Company beneficially owned by them (and which are entitled to vote on such matter) up to the Voting Cap and (ii) on any Excluded Matter, all Voting Securities of the Company beneficially owned by them (and which are entitled to vote on such matter).

(b)          In any election of Directors to the Board, except with respect to a Contested Election, the Oaktree Shareholders shall (and shall cause their Affiliates to) vote, or cause to be voted, or exercise their rights to consent (or cause their rights to consent to be exercised) with respect to, all Voting Securities of the Company beneficially owned by them (and which are entitled to vote on such matter) in favor of the slate of nominees approved by the Nominating and Corporate Governance Committee.  In the case of a Contested Election, the Oaktree Shareholders shall (and shall cause their Affiliates to) vote, or cause to be voted, or exercise their rights to consent (or cause their rights to consent to be exercised) with respect to, all Voting Securities beneficially owned by them in excess of the Voting Cap in the same proportion (for or against) as all other Voting Securities of the Company that are beneficially owned by Shareholders (other than an Oaktree Shareholder, any of its Affiliates or any Group which includes any of the foregoing) are voted or consents are given with respect to such Contested Election.  For the avoidance of doubt, in the case of a Contested Election, the Oaktree Shareholders and their Affiliates (i) shall retain the right to vote in their sole discretion any of the Voting Securities beneficially owned by them up to the Voting Cap in respect of all or a portion of any slate of nominees and (ii) shall be subject to the restrictions set forth in Section 4.2 to the extent applicable with respect to the Person or Group pursuing or participating in such Contested Election.

Section 3.2           Consent Rights.

(a)          For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 33% of the outstanding Voting Securities of the Company, without the prior written consent of the Oaktree Shareholders, the Company and the Board shall not, directly or indirectly (whether by merger, consolidation or otherwise), (i) issue Preferred Shares or any other class or series of Equity Interests of the Company that ranks senior to the Common Shares as to dividend distributions and/or distributions upon the liquidation, winding up or dissolution of the Company or any other circumstances, (ii) issue Equity Securities to a Person or Group if, after giving effect to such transaction and any related transaction, such issuance would result in such Person or Group beneficially owning more than 20% of the outstanding Equity Securities of the Company, (iii) issue any Equity Securities of any Subsidiary of the Company (other than to the Company or a wholly-owned Subsidiary of the Company), or (iv) terminate the Chief Executive Officer or any other officer of the Company set forth on Schedule 3.2 at any time during the 18 months following the date hereof, except if such termination is for Cause (as defined in the Company’s 2014 Equity Incentive Plan); provided, however, that, in the case of clause (ii), the Company and the Board shall have the right, without the consent of the Oaktree Shareholders, to issue Equity Securities as consideration for a merger or other business combination transaction.

(b)          During the 18 months following the date hereof (and so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 33% of the Voting Securities of the Company during such period), the affirmative approval of at least seven Directors shall be required to appoint any replacement Chief Executive Officer of the Company.

ARTICLE IV

OWNERSHIP, STANDSTILL AND TRANSFER RESTRICTIONS

Section 4.1           Acquisition of Securities.

(a)          Except as set forth in Section 4.1(b), for so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 10% of the outstanding Voting Securities of the Company, the Oaktree Shareholders and their Affiliates shall not, directly or indirectly, acquire (i) the beneficial ownership of any additional Voting Securities of the Company, (ii) the beneficial ownership of any other Equity Securities of the Company that derive their value from any Voting Securities of the Company or (iii) any rights, options or other derivative securities or contracts or instruments to acquire such beneficial ownership that derive their value from such Voting Securities or other Equity Securities, in each case of clauses (i), (ii) and (iii), if, immediately after giving effect to any such acquisition, the Oaktree Shareholders and their Affiliates would beneficially own in the aggregate more than 63.8% of the outstanding Voting Securities of the Company assuming, in the case of any acquisitions by the Oaktree Shareholders or their Affiliates contemplated by clauses (ii) or (iii), the conversion of such acquired securities, contracts or instruments into Voting Securities (to the extent convertible into Voting Securities).

(b)          Notwithstanding the foregoing, the restrictions set forth in Section 4.1(a) shall not apply to: (i) pro rata participation in primary offerings of Equity Securities of the Company based on the number of outstanding Voting Securities held or (ii) acquisitions of Equity Securities of the Company that have received Disinterested Director Approval.

Section 4.2           Standstill.

(a)          For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 10% of the Voting Securities of the Company, unless specifically invited in writing by the Board (with Disinterested Director Approval), neither the Oaktree Shareholders nor any of their Affiliates shall in any manner, directly or indirectly, (i) enter into or agree, offer or propose or publicly announce an intention to or participate in or assist any other Person or Group to enter into any tender or exchange offer, merger, acquisition transaction or other business combination or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies,” “consents” or “authorizations” (as such terms are used in the proxy rules of the SEC promulgated under the Exchange Act) to vote, or seek to influence any Person other than the Oaktree Shareholders with respect to the voting of, any Voting Securities of the Company or any of its Subsidiaries (other than with respect to the nomination of the Oaktree Designees and any other nominees proposed by the Nominating and Corporate Governance Committee), (iii) otherwise act, alone or in concert with third parties, to seek to control or influence the management, Board or policies of the Company or any of its Subsidiaries (other than with respect to the nomination of the Oaktree Designees and any other nominees proposed by the Nominating and Corporate Governance Committee), or (iv) enter into any negotiations, arrangements or understandings with any third party with respect to any of the foregoing activities; provided, however, that this Section 4.2(a) shall not prohibit or restrict (A) any action taken by an Oaktree Designee as Director in such capacity, (B) the exercise by any Oaktree Shareholder of its rights and obligations expressly provided for in this Agreement, including its voting rights with regard to its Voting Securities of the Company or (C) the matters set forth on Schedule IV hereof.

(b)          Notwithstanding anything in Section 4.2(a) to the contrary, if (i) the Company publicly announces its intent to pursue a tender offer, merger, sale of all or substantially all of the Company’s assets or any similar transaction, which in each such case would result in a Change of Control Transaction, or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company and its Subsidiaries, taken as a whole (a “Buyout Transaction”), the Oaktree Shareholders shall be permitted to privately make an offer or proposal to the Board and such offer or proposal shall not be a violation of Section 4.2(a) and (ii) if the Board approves, recommends or accepts a Buyout Transaction with an Unaffiliated Buyer, the restrictions set forth in Section 4.2(a) shall cease to apply until such Buyout Transaction is terminated or abandoned and shall become applicable again upon any such termination or abandonment (unless the Board determines otherwise with Disinterested Director Approval); provided, that, (x) in the case of this clause (ii), following the termination or abandonment of such Buyout Transaction, Section 4.2(a) shall not be deemed to have been breached in connection with any action taken by the Oaktree Shareholders or their Affiliates during the time that Section 4.2(a) became inapplicable pursuant to this Section 4.2(b), provided that such action is discontinued upon the receipt by the Oaktree Shareholders or such Affiliates of a written notice from a majority of the Directors entitled to provide the Disinterested Director Approval of the termination or abandonment of the applicable Buyout Transaction (unless the Board determines otherwise with Disinterested Director Approval), and (y) notwithstanding anything to the contrary in this Agreement, nothing in Section 4.2 of this Agreement shall limit the provisions of Section 5.2 (with respect to the approval and consummation of any transaction described in clause (i) of Section 4.2(a) or otherwise).

Section 4.3           Disposition of Securities. For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 10% of the Voting Securities of the Company, the Oaktree Shareholders and their Affiliates shall not sell any of their Common Shares to a Person or Group that, after giving effect to such transaction, would hold more than 20% of the outstanding Equity Securities of the Company.  Notwithstanding the foregoing, the Oaktree Shareholders and their Affiliates may sell their Common Shares to any Person or Group pursuant to:

(a)          sales that have received Disinterested Director Approval;

(b)          a tender offer or exchange offer, by an Unaffiliated Buyer, that is made to all Shareholders, so long as such offer would not result in a Change of Control Transaction, unless the consummation of such Change of Control Transaction has received Disinterested Director Approval, which approval shall be deemed to have been given to any offer which a majority of the Directors entitled to provide the Disinterested Director Approval do not reject within ten business days following commencement of such offer or within ten business days after any material increase in the consideration being offered thereunder;

(c)          transfers to an Affiliate of the Oaktree Shareholders that is an investment fund or managed account (or any wholly-owned investment vehicle of one or more such Affiliates, other than portfolio companies) in accordance with Section 4.5; and

(d)          sales in the open market (including sales conducted by a third-party underwriter, initial purchaser or broker-dealer) in which the Oaktree Shareholder or their Affiliates do not know (and would not in the exercise of reasonable commercial efforts be able to determine) the identity of the purchaser.

Section 4.4           Participation in a Change of Control Transaction.  For so long as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own at least 10% of the Voting Securities of the Company, neither the Oaktree Shareholders nor any of their

Affiliates shall sell or otherwise dispose of any of their Common Shares in any Change of Control Transaction unless the other Shareholders are entitled to receive the same consideration per Common Share (with respect to the form of consideration and price), and at substantially the same time (subject to delivery of letters of transmittal or other documents or instruments by such Shareholders in connection with such Change of Control Transaction), as the Oaktree Shareholders or their Affiliates with respect to their Common Shares in such transaction.

Section 4.5           Oaktree Affiliates.  If an Oaktree Shareholder transfers any Equity Securities of the Company to an Affiliate of such Oaktree Shareholder, as a condition to such transfer, such Affiliate shall execute and deliver to the Company a joinder to this Agreement substantially in the form of Exhibit A attached hereto.  Any Affiliate of an Oaktree Shareholder who acquires Equity Securities of the Company from the Company or a Shareholder other than an existing Oaktree Shareholder shall, reasonably promptly, execute and deliver to the Company a joinder to this Agreement substantially in the form of Exhibit A attached hereto.

Section 4.6           Acknowledgment Regarding Certain Entities.  Notwithstanding anything to the contrary in Article III or this Article IV, the parties hereto agree and acknowledge that (a) the Oaktree Shareholders and their Affiliates make investments in portfolio companies in the ordinary course of their business and, as a result of such investments, such portfolio companies may be deemed to be an Affiliate of such Oaktree Shareholder or otherwise associated with such Oaktree Shareholder, and (b) the terms of Article III and this Article IV and the definitions related thereto shall not apply to any such portfolio companies for so long as and to the extent such portfolio companies are not controlled, directly or indirectly, by Oaktree Capital Management, L.P. (or its successor), except with respect to any action by such portfolio company that is taken at the express request or direction of, or in coordination with, an Oaktree Shareholder or its affiliated investment funds.  For purposes of this Section 4.6, “controlled” or “controls” means, with respect to any Person, possessing the Majority Voting Power (with 50% being substituted for the reference to 39% in the definition thereof for the purposes of this Section 4.6) with respect to such Person.  The Oaktree Shareholders represent and warrant to the Company that, as of the date hereof, Oaktree Capital Management, L.P. directly or indirectly controls each of the Oaktree Shareholders.

Section 4.7           Adjustments.

(a)          If, at any time after the date hereof, the Company issues any Voting Securities that are entitled to more or less than one vote per share, then the definition of “Voting Cap,” the definition of “Voting Cap Percentage” and the other provisions of this Agreement measured by the number or percentage of Voting Securities shall be equitably adjusted by the parties to reflect such issuance.

(b)          If, at any time after the date hereof, any change in the Equity Securities of the Company shall occur as a result of, among other things, any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, the provisions of this Agreement shall be equitably adjusted by the parties to reflect such change.

ARTICLE V

OTHER AGREEMENTS

Section 5.1           No Side Agreements.  The Company and the Oaktree Shareholders (and their respective Affiliates) shall not enter, directly or indirectly, into any agreement with any of the Shareholders or any of the Shareholders’ respective Affiliates or grant any proxy or power of attorney or become party to any voting trust or other agreement, relating to the Equity Securities of the Company or its Subsidiaries or to the governance of the Company or any of its Subsidiaries, which is inconsistent with or conflicts with the provisions of this Agreement.

Section 5.2           Affiliate Transactions.

(a)          For so long as the Oaktree Shareholders are entitled to nominate at least one Director, all transactions involving the Oaktree Shareholders or their Affiliates, on the one hand, and the Company or its Subsidiaries, on the other hand, shall require Disinterested Director Approval; provided, that Disinterested Director Approval shall not be required for (i) pro rata participation in primary offerings of Equity Securities of the Company based on number of outstanding Voting Securities held, (ii) arms-length ordinary course business transactions of not more than $5 million in the aggregate per year with portfolio companies of the Oaktree Shareholders or investment funds or accounts affiliated with the Oaktree Shareholders or (iii) the transactions expressly required or expressly permitted under (A) the Registration Rights Agreement, of even date herewith, among the Company and the shareholders of the Company party thereto, (B) Sections 2.7 or 4.1(b)(i) of this Agreement or (C) Section 8.3 of the Merger Agreement.

(b)          The Company waives (on behalf of itself and its Subsidiaries) the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Company and its Subsidiaries, to the Oaktree Designees, to any of the Oaktree Shareholders or to any of the respective Affiliates of the Oaktree Designees or any of the Oaktree Shareholders.  None of the Oaktree Designees, any Oaktree Shareholder or any of their respective Affiliates shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries or (iii) doing business with any client or customer of the Company or any of its Subsidiaries (each of the activities referred to in clauses (i), (ii) and (iii), a “Specified Activity”).  The Company (on behalf of itself and its Subsidiaries) renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Oaktree Shareholder or any of its Affiliates.  Notwithstanding the foregoing, if and to the extent that from time to time after the date hereof Mr. Petros Pappas may be considered an Affiliate of any Oaktree Shareholder, the provisions of this Section 5.2(b) shall not apply to Mr. Petros Pappas, and any provisions governing corporate opportunities set forth in that certain Shareholders Agreement, dated as of the date hereof, by and among the Company and the Pappas Investors party thereto (the “Pappas Shareholders Agreement”) with respect to

Mr. Petros Pappas and/or any employment or services agreement between the Company and Mr. Petros Pappas shall control.

Section 5.3           Subsequent Acquisitions.  Each of the Oaktree Shareholders agrees that any other Equity Securities of the Company which it or any of its Affiliates hereafter acquires by means of a share split, share dividend, distribution, conversion, exercise of options or warrants, or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

Section 5.4           No Aggregation with Pappas Investors.  The Company acknowledges that (a) the Oaktree Shareholders may from time to time make investments or enter into business arrangements with Mr. Petros Pappas, his immediate family, the members of Millennia immediately prior to the Millennia Merger or their respective Affiliates (collectively, the “Pappas Investors”), and may from time to time enter into discussions with the Pappas Investors regarding the Company and have entered into certain agreements with respect to the Equity Securities of the Company as set forth on Schedule IV hereof and (b) as a condition to the issuance of Equity Securities of the Company to certain Pappas Investors as of the date hereof, such Pappas Investors have entered into a separate agreement with the Company regarding certain agreements with respect to the Company and its Equity Securities.  Notwithstanding anything to the contrary in this Agreement, for the purposes of this Agreement, the Company acknowledges and agrees that the agreements and relationships described on Schedule IV hereof between the Oaktree Shareholders or their Affiliates, on the one hand, and the Pappas Investors, on the other hand, shall not cause (i) any Oaktree Shareholder to be deemed to be an Affiliate of, or constitute a Group or beneficially own any Equity Securities of the Company beneficially owned by, the Pappas Investors, or (ii) the Equity Securities of the Company held by the Pappas Investors to be deemed to be subject to the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1           Termination.  This Agreement shall terminate upon the earlier of (a) a liquidation, winding-up or dissolution of the Company and (b) such time as the Oaktree Shareholders and their Affiliates in the aggregate beneficially own less than 5% of the outstanding Voting Securities of the Company.  Except as expressly provided herein, any Oaktree Shareholder shall cease to be a party hereto and this Agreement shall terminate with respect to such party at the time such party no longer beneficially owns any Equity Securities of the Company.  No termination of this Agreement (or any provision hereof) shall (a) relieve any party of any obligation or liability for damages resulting from such party’s breach of this Agreement (or any provision hereof) prior to its termination or the termination of this Agreement with respect to such party or (b) terminate any provision hereof that, by its terms, survives such termination.

Section 6.2           [INTENTIONALLY DELETED]

Section 6.3           Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile or email (receipt confirmed), sent by a nationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Street,
15124 Maroussi,
Athens, Greece
Attention:	Georgia Mastagaki
Facsimile:	+30 (210) 617-8378
Email:	gmastagaki@starbulk.com

with a copy (which shall not constitute notice hereunder) to:

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attention:	Derick Betts
Robert Lustrin
Facsimile:	(212) 480-8421
Email:	betts@sewkis.com
lustrin@sewkis.com

If to an Oaktree Shareholder, to the address set forth opposite such Shareholder’s name on Schedule I or Schedule II hereto,

with a copy (which shall not constitute notice hereunder) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Kenneth M. Schneider
Neil Goldman
Facsimile:	(212) 757-3900
Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com

Section 6.4           Counterparts.  This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals.

Section 6.5           Entire Agreement.  This Agreement (including the exhibits and schedules hereto) contains all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersedes all prior or contemporaneous agreements (including that certain Purchase Agreement, dated as of May 1, 2013, by and between the Company and the Persons set forth on Schedule I thereto), negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 6.6           Binding Effect; No Third-Party Beneficiary.  This Agreement shall inure to the benefit of and be binding upon each of the parties hereto.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto any remedy or claim under or by reason of this Agreement or any terms or conditions hereof, and all of the terms, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto.

Section 6.7           Governing Law.  This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York, except to the extent that the Laws of the Marshall Islands are mandatorily applicable to the provisions set forth herein relating to the governance of the Company, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 6.8           Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except with respect to transfers by Oaktree Shareholders to Affiliates in accordance with Section 4.5, neither the Company, on the one hand, nor the Oaktree Shareholders, on the other hand may, directly or indirectly, assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of the other party.  Any purported direct or indirect assignment in violation of this Section 6.8 shall be void and of no force or effect.

Section 6.9           Submission to Jurisdiction; Service.  Each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York located in the City and County of New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 6.10           Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 6.11           Waiver and Amendment.  No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed (a) in the case of an amendment, by the Company and the Oaktree Shareholders; and (b) in the case of waiver, by the party against whom the waiver is to operate.  No failure on the part of a party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 6.12           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement.  Each party to this Agreement certifies and acknowledges that (a) no other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered and understands the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.12.

Section 6.13           Specific Performance.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York located in the City and County of New York, this being in addition to any other remedy at Law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

Section 6.14           Other Matters.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, there shall be no recovery pursuant to this Agreement by any party for any punitive, exemplary, consequential, incidental, treble, special, or other similar damages (other than those actually paid in connection with a third party claim) in any claim or proceeding by one party against another arising out of or relating to a breach or alleged breach of any representation, warranty, covenant, or agreement under this Agreement by the other party.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

THE COMPANY:

STAR BULK CARRIERS CORP.

By:	/s/ Simos Spyrou
Name: Simos Spyrou
Title: Chief Financial Officer

EXISTING OAKTREE SHAREHOLDERS:

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.
Its: General Partner

By: Oaktree Value Opportunities Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Emily Stephens
Name: Emily Stephens
Title: Managing Director

By:	/s/ Mahesh Balakrishnan
Name: Mahesh Balakrishnan
Title: Senior Vice President

[Signature Page to Shareholders Agreement]

OAKTREE OPPORTUNITIES FUND IX DELAWARE, L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Emily Stephens
Name: Emily Stephens
Title: Authorized Signatory

By:	/s/ Mahesh Balakrishnan
Name: Mahesh Balakrishnan
Title: Authorized Signatory

OAKTREE OPPORTUNITIES FUND IX (PARALLEL 2), L.P.

By: Oaktree Opportunities Fund IX GP, L.P.
Its: General Partner

By: Oaktree Opportunities Fund IX GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Emily Stephens
Name: Emily Stephens
Title: Managing Director

By:	/s/ Mahesh Balakrishnan
Name: Mahesh Balakrishnan
Title: Senior Vice President

[Signature Page to Shareholders Agreement]

NEW OAKTREE SHAREHOLDERS:

OAKTREE DRY BULK HOLDINGS LLC

By:	/s/ Emily Stephens
Name: Emily Stephens
Title: Authorized Signatory

By:	/s/ Mahesh Balakrishnan
Name: Mahesh Balakrishnan
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

SCHEDULE I

Existing Oaktree Shareholders

Existing Oaktree Shareholders	Common Shares as of July 11, 2014	Address
Oaktree Value Opportunities Fund, L.P.	3,501,907
c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 30th Floor
Los Angeles, CA 90071
Attention: Kenneth Liang
Jennifer Box
Mahesh Balakrishnan
Email: kliang@oaktreecapital.com
jbox@oaktreecapital.com mbalakrishnan@oaktreecapital.com

Oaktree Value Opportunities Fund IX Delaware, L.P.	2,251,325
c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 30th Floor
Los Angeles, CA 90071
Attention: Kenneth Liang
Jennifer Box
Mahesh Balakrishnan
Email: kliang@oaktreecapital.com
jbox@oaktreecapital.com
mbalakrishnan@oaktreecapital.com

Oaktree Value Opportunities Fund IX (Parallel 2), L.P.	20,675
c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 30th Floor
Los Angeles, CA 90071
Attention: Kenneth Liang
 Jennifer Box
Mahesh Balakrishnan
Email: kliang@oaktreecapital.com
jbox@oaktreecapital.com
mbalakrishnan@oaktreecapital.com

Total	5,773,907

SCHEDULE II

New Oaktree Shareholders

New Oaktree Shareholders	Common Shares as of July 11, 2014	Address
Oaktree Dry Bulk Holdings LLC	45,460,3241
c/o Oaktree Capital Management, L.P.
333 S. Grand Avenue, 30th Floor
Los Angeles, CA 90071
Attention: Kenneth Liang
Jennifer Box
Mahesh Balakrishnan
Email: kliang@oaktreecapital.com
jbox@oaktreecapital.com
mbalakrishnan@oaktreecapital.com

Total	45,460,324

1   Includes 1,904,135 shares representing Oaktree Dry Bulk Holdings LLC’s portion of the Aggregate Heron Consideration.

SCHEDULE III

Board Composition

As of July 11, 2014

A.      Oaktree Designees

1.	Rajath Shourie	Class A Director
2.	Emily Stephens	Class B Director
3.	Renee Kemp	Class C Director

SCHEDULE IV

Existing Arrangements with Pappas Investors

1.
Second Amended and Restated Promote Side Letter, dated as of May 23, 2014, by and among Oceanbulk Shipping LLC, Oceanbulk Carriers LLC, Oaktree OBC Holdings LLC and Millennia Limited Liability Company.

a.
Assignment and Assumption Agreement, dated as of May 30, 2014, by and between Millennia Limited Liability Company, Millennia Holdings LLC, Oaktree OBC Holdings LLC, Oceanbulk Shipping LLC and Oceanbulk Carriers LLC

b.
To be amended on or before the date hereof to (i) remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties and/or (ii) assign the side letter and the rights and obligations of Oaktree OBC Holdings LLC thereunder to one or more Affiliates of Oaktree OBC Holdings LLC

2.
Promote Side Letter, dated as of May 23, 2014, by and among Continental Holdings LLC, Energy Holdings LLC, Oaktree OBC Container Holdings LLC, Oaktree PST Tankers Holdings LLC, Oceanbulk Container Carriers LLC and PST Tankers LLC

3.
Amended and Restated Limited Liability Company Agreement of Oceanbulk Container Carriers LLC, dated as of May 23, 2014, as may be amended to reflect (i) additional capital contributions by the members thereof up to each such member’s Investment Cap (as defined therein) as of the date hereof and (ii) the conversion of the Container Promissory Note in accordance with the terms thereof

4.
Amended and Restated Limited Liability Company Agreement of PST Tankers LLC, dated as of May 23, 2014, as may be amended to reflect (i) additional capital contributions by the members thereof up to each such member’s Investment Cap (as defined therein) as of the date hereof and (ii) the conversion of the PST Promissory Note in accordance with the terms thereof

5.
Convertible Promissory Notes issued by Oceanbulk Container Carriers LLC to each of OBC Container Holdings LLC and Continental Holdings LLC, each dated as of May 23, 2014 (the “Container Promissory Note”)

6.	Convertible Promissory Notes Issued by PST Tankers LLC to each of Oaktree PST Tankers Holdings LLC and Energy Holdings LLC, each dated as of May 23, 2014 (the “PST Promissory Note”)

7.	Commercial Management Agreement, dated as of May 23, 2014, by and among Oceanbulk Container Carriers LLC, Oaktree OBC Container Holdings LLC and Oceanbulk Maritime, S.A.

8.	Executive Management Agreement, dated as of May 23, 2014, by and among PST Tankers LLC, Oaktree PST Tanker Holdings LLC and Oceanbulk Maritime, S.A.

9.	Chartering Management Agreement, dated as of May 23, 2014, by and among PST Tankers LLC, Oaktree PST Tanker Holdings LLC and Product Shipping & Trading S.A.

10.
Second Amended and Restated Petros Pappas Non-compete Side Letter, dated as of May 23, 2014; to be amended prior to the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto and to modify any non-competition, employment service and corporate opportunity requirement to the extent conflicting with the terms of the employment agreement to be entered between Petros Pappas and the Company on the date hereof

11.
Second Amended and Restated Millennia Limited Liability Company Non-Compete, dated as of May 23, 2014; to be amended prior the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto

12.
Second Amended and Restated Services Letter of Petros Pappas, dated as of May 23, 2014; to be amended prior the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto and to modify any non-competition, employment service and corporate opportunity requirement to the extent conflicting with the terms of the employment agreement to be entered between Petros Pappas and the Company on the date hereof

13.
Second Amended and Restated Services Letter of Milena Pappas, dated as of May 23, 2014; to be amended prior the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto and to modify any non-competition, employment service and corporate opportunity requirement to the extent conflicting with the terms of the employment agreement to be entered between Milena Pappas and the Company on the date hereof

14.
Second Amended and Restated Services Letter of Hamish Norton, dated as of May 23, 2014; to be amended prior the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto and to modify any non-competition, employment service and corporate opportunity requirement to the extent conflicting with the terms of the employment agreement to be entered between Petros Pappas and the Company on the date hereof

15.
Demetris Condylis Employment Agreement, dated as of May 23, 2014; to be amended prior the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties thereto and to modify any non-competition, employment service and corporate opportunity requirement to the extent conflicting with the terms of the employment agreement to be entered between Demetris Condylis and the Company on the date hereof

16.	Commercial Management Agreements, by and between Interchart Shipping S.A. and Excel Maritime Holding Company or its Subsidiaries

17.
Any agreements between the Oaktree Shareholders or their Affiliates, on the one hand, and the Pappas Investors or their Affiliates, on the other hand, entered into after the date of the Merger Agreement with respect to the sale, transfer or other disposition of the Voting Securities of the Company or its Subsidiaries held by such Persons (including any agreements to, or not to, sell, transfer or dispose of such Equity Securities), provided that such agreements are not part of a scheme or plan to evade the requirements of Section 4.2 or Section 4.3 of this Agreement

18.
Service Agreement, effective as of February 1, 2014, by and among Oceanbulk Maritime Deutschland GmbH (Formerly known as PROMOVIA Neunundvierzigste Verwaltungsgesellschaft mbH), Oceanbulk Carriers LLC, Oceanbulk Shipping LLC, Oceanbulk Container Carriers LLC and PST Tankers LLC, to be amended on or before the date hereof to remove Oceanbulk Shipping LLC and Oceanbulk Carriers LLC as parties

19.	The Merger Agreement, the Registration Rights Agreement, this Agreement and the Pappas Shareholders Agreement

SCHEDULE V

Board Nominee Criteria

CRITERIA FOR SELECTION OF CANDIDATES FOR MEMBERSHIP

ON

THE BOARD OF DIRECTORS OF STAR BULK CARRIERS CORP.

Introduction

Star Bulk Carriers Corp. (the “Company”) has adopted corporate governance guidelines that address, among other things, director qualification standards. The Company’s corporate governance guidelines provide that the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Committee”) is responsible for:

—	establishing a policy setting forth the specific, minimum qualifications that the Committee believes must be met by a nominee recommended by the Committee for a position on the Board of Directors;

—	describing any specific qualities or skills that the Committee believes are necessary for one or more of the directors to possess; and

—	establishing procedures for identifying and evaluating potential nominees for director.

The Committee has adopted the following criteria for selection of candidates for membership on the Board of Directors, for consideration of candidates recommended by shareholders, and for re-nomination of existing Board of Directors members for re-election.

Director Selection Criteria

General Criteria. Such directors shall have appropriate skills, experience and other characteristics so that qualified persons fill all Board of Directors committee positions required to be filled by such directors. In addition, each director should:

—	be an individual of the highest integrity and have an inquiring mind, a willingness to ask hard questions and the ability to work well with others;

—	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

—	be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board of Directors committee member; and

—	have the capacity and desire to represent the best interests of the shareholders as a whole.

EXHIBIT A

FORM OF JOINDER TO SHAREHOLDERS AGREEMENT

THIS JOINDER (this “Joinder”) to the Shareholders Agreement, dated as of July 11, 2014 (as amended or restated from time to time, the “Agreement”), by and among Star Bulk Carriers Corp., a Marshall Islands corporation (the “Company”), and the Oaktree Shareholders (as defined therein), is made and entered into as of                       by and between the Company and                    (“Joining Shareholder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Joining Shareholder has [acquired / been issued] _________ [Common / Preferred] Shares [from             ] and the Company requires Joining Shareholder, as an Affiliate of an Oaktree Shareholder and a holder of such shares, to become a party to the Agreement, and Joining Shareholder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.           Agreement to be Bound.  Joining Shareholder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, an “Oaktree Shareholder” for all purposes thereof and entitled to all the rights incidental thereto.

2.           Notice.  For purposes of providing notice pursuant to the Agreement, the address of Joining Shareholder is as follows:

[Name]
[Address]
[Facsimile Number]

3.           Governing Law.  This Agreement and the rights of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the Laws of the State of New York without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

4.           Counterparts.  This Joinder may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same Joinder and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party or parties.  For purposes of this Joinder, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of __________.

STAR BULK CARRIERS CORP.

By:
Name:
Title:

[HOLDER]

By:
Name:
Title: